Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63842, 333-66665 and 333-01718) of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of APAC Customer Services, Inc., APAC Customer Services Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of APAC Customer Services, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
Ernst & Young LLP
Chicago, Illinois
March 15, 2007